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                                   EXHIBIT 4.7


                EVANS BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN


1.       PURPOSE

         The purpose of the Evans Bancorp, Inc. Employee Stock Purchase Plan (the "Plan") is to give eligible employees of Evans Bancorp, Inc., a New York corporation (the "Corporation"), and its designated Subsidiaries an opportunity to acquire shares of the common stock of the Corporation (the "Common Stock") and to continue to promote the Corporation's best interests and enhance its long-term performance. This purpose will be carried through the granting of options ("options") to purchase shares of the Corporation's Common Stock through payroll deductions. The Stock Purchase Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to employee stock purchase plans. The provisions of the Stock Purchase Plan shall be construed so as to comply with the requirements of
Section 423 of the Code.

2.       CERTAIN DEFINITIONS

         In addition to terms defined elsewhere in the Stock Purchase Plan, the following words and phrases shall have the meanings given below unless a different meaning is required by the context:

         (a) "Board" means the Board of Directors of the Corporation.

         (b) "Code" means the Internal Revenue Code of 1986, as amended.

         (c) "Committee" means the Human Resources Committee of the Board.

         (d) "Common Stock" means shares of the common stock of the Corporation.

         (e) "Corporation" means Evans Bancorp, Inc., a New York corporation.

         (f) "Eligible Employee" means any employee of the Corporation or a designated Subsidiary who has been employed at least one year prior to the Offer Date for any Purchase Period except for any employee whose customary employment is for not more than five months in any calendar year. For purposes of the Stock Purchase Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Corporation; provided that, where the period of leave exceeds 90 days and the individual's right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

         (g) "Fair Market Value" of the Common Stock on a given date (the "valuation date") shall be established in good faith by the Committee, and unless otherwise determined by the Committee, shall be determined in accordance with the following provisions:

             (i) If the shares of Common Stock are listed for trading on the New York Stock

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         Exchange or the American Stock Exchange, the Fair Market Value shall be the closing sales price of the shares on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date immediately preceding the valuation date, or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market but are not listed for trading on the New York Stock Exchange or the American Stock Exchange, the Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date immediately preceding the valuation date or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available; or

             (ii) If the shares of Common Stock are not listed or reported in any of the foregoing, then Fair Market Value shall be determined by the Committee in any other manner consistent with the Code and accompanying regulations.

         Notwithstanding any provision of the Stock Purchase Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an Option shall be inconsistent with Section 423 of the Code or regulations thereunder.

         (h) "Offer Date" means the date of grant of an Option pursuant to the Stock Purchase Plan. The Offer Date shall be the first date of each Purchase Period.

         (i) "Option" means a purchase right, or option, granted hereunder which will entitle a participant to purchase shares of Common Stock in accordance with the terms of the Stock Purchase Plan.

         (j) "Option Price" means the price per share of Common Stock subject to an option, as determined in accordance with Section 8(b).

         (k) "Participant" means an Eligible Employee who is a participant in the Stock Purchase Plan.

         (l) "Plan" means the Evans Bancorp, Inc. Employee Stock Purchase Plan, as it may be hereafter amended.

         (m) "Purchase Date" means the date of exercise of an option granted under the Stock Purchase Plan. The Purchase Date shall be the last day of each Purchase Period.

         (n) "Purchase Period" means each six-month period during which an offering to purchase Common Stock is made to Eligible Employees pursuant to the Stock Purchase Plan. There shall be two Purchase Periods in each fiscal year of the Corporation, with the first Purchase Period in a fiscal year commencing on or about January 1 and ending on June 30, and the second Purchase Period in a fiscal year commencing on or about July 1 and ending on December 31 of that year. Notwithstanding the foregoing, however, the first Purchase Period after the effective date of the Stock Purchase Plan shall begin on or as soon as practicable following July 1, 2003 and end on December 31, 2003, and, accordingly, may extend for a period of less than six months. The Committee shall have the power to change the duration of Purchase Periods (including the commencement date thereof) with respect to future offerings provided such change

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is announced a reasonable period of time prior to the scheduled beginning of the first Purchase Period to be affected thereafter.

         (o) "Subsidiary" means any present or future corporation which (i) is a "subsidiary corporation" of the Corporation as that term is defined in Section 424 of the Code and (ii) is at any time designated as a corporation whose employees may participate in the Stock Purchase Plan.

3.       EFFECTIVE DATE

         The Effective Date of the Stock Purchase Plan shall be April 22, 2003. The Stock Purchase Plan shall have a term of 10 years unless terminated sooner in accordance with Section 16 herein.

4.       ADMINISTRATION

         (a) The Stock Purchase Plan shall be administered by the Board or, upon its delegation, by the Committee. References to the "Committee" shall include the Committee, the Board if it is acting in its administrative capacity with respect to the Stock Purchase Plan, and any delegates appointed by the Committee pursuant to Section 4(b) herein.

         (b) In addition to action by meeting in accordance with applicable law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Stock Purchase Plan, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Stock Purchase Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Stock Purchase Plan; (ii) to prescribe the form(s) of any agreements or other written instruments used in connection with the Stock Purchase Plan; (iii) to determine the terms and provisions of the Options granted hereunder; and (iv) to construe and interpret the Stock Purchase Plan, the Options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Stock Purchase Plan. The determinations of the Committee on all matters regarding the Stock Purchase Plan shall be conclusive. Except to the extent prohibited by the Stock Purchase Plan or applicable law or rule, the Committee may appoint one or more agents to assist in the administration of the Stock Purchase Plan and may delegate all or any part of its responsibilities and powers to any such person or persons appointed by it. No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Stock Purchase Plan or any Option granted thereunder.

5.       SHARES SUBJECT TO PLAN

         The aggregate number of shares of Common Stock which may be purchased under the Stock Purchase Plan shall not exceed one hundred thousand (100,000) shares, subject to adjustment pursuant to Section 13(a) herein. Shares of Common Stock distributed pursuant to the Stock Purchase Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of Options granted hereunder. In the event that any Option granted under the Stock Purchase Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Option shall again be

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available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for the grant of Options as set forth herein. If, on a given Purchase Date, the number of shares with respect to which Options are to be exercised exceeds the number of shares then available under the Stock Purchase Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

6.       ELIGIBILITY

         (a) Initial Eligibility. Any Eligible Employee who is employed by the Corporation or a designated Subsidiary on any given Offer Date for a Purchase Period shall be eligible to be a Participant during such Purchase Period.

         (b) Certain Limitations. Any provisions of the Stock Purchase Plan to the contrary notwithstanding:

             (i) No Eligible Employee shall be granted an Option under the Stock Purchase Plan to the extent that, immediately after the Option was granted, the individual would own stock or hold outstanding options to purchase stock (or both) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent or subsidiary of the Corporation. For purposes of this
         Section 6(b)(i), stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

             (ii) No Eligible Employee shall be granted an Option under the Stock Purchase Plan to the extent that his rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Corporation and any parent or subsidiary of the Corporation would accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time. Any Option granted under the Stock Purchase Plan shall be deemed to be modified to the extent necessary to satisfy this Section 6(b)(ii).

7.       PARTICIPATION; PAYROLL DEDUCTIONS

         (a) Commencement of Participation. An Eligible Employee shall become a Participant by completing a subscription agreement authorizing payroll deductions on the form provided by the Corporation and filing it with the Corporation or its designee at least five business days prior to the Offer Date for the applicable Purchase Period. Following the filing of a valid subscription agreement, payroll deductions for a Participant shall commence on the first payroll period which occurs on or after the Offer Date for the applicable Purchase Period and shall continue for successive Purchase Periods during which the Participant is eligible to participate in the Stock Purchase Plan, unless contributions are suspended or participation is withdrawn or terminated as provided in Section 10(a), Section 10(b) and Section 11, respectively, herein.

         (b) Amount of Payroll Deduction; Determination of Compensation. At the time a Participant files his subscription agreement authorizing payroll deductions, he shall elect to have payroll deductions made on each payday that he is a Participant during a Purchase Period at a rate of not less than 1% nor more than 15% (in whole percentages) (or such other percentage as the Committee may establish from time to time

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before an Offer Date) of his compensation. For the purposes herein, a
Participant's "compensation" during any Purchase Period means his regular base pay (including all base straight time pay, gross earnings, commissions and payments for overtimes or shift premiums, but excluding incentive compensation, incentive payments, bonuses and other similar compensation) determined as of each pay day or as of such other date or dates as may be determined by the Committee; provided, however, that the method of determining compensation shall be applied uniformly and consistently to all Participants. In the case of an hourly employee, the Participant's compensation (as defined above) during a pay period shall be determined by multiplying such employee's regular hourly rate of pay in effect on the date of such payroll deduction by the number of regularly scheduled hours actually worked by such employee (excluding overtime) during such period. Such compensation rates shall be determined by the Committee in a nondiscriminatory manner consistent with the provisions of Section 423 of the Code and the regulations thereunder.

         (c) Participant's Account; No Interest. All payroll deductions made for a Participant shall be credited to his account under the Stock Purchase Plan and shall be withheld in whole percentages only. In no event shall interest accrue on any payroll deductions made by a Participant.

         (d) Changes in Payroll Deductions. A Participant may suspend, withdraw or terminate his participation in the Stock Purchase Plan as provided in Section 10 or Section 11, but no other change may be made during a Purchase Period and, specifically, a Participant may not otherwise increase or decrease the amount of his payroll deductions for that Purchase Period.

         (e) Cessation of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6(b) herein, a Participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless suspended, withdrawn or terminated by the Participant pursuant to Section 10 or Section 11 herein.

         (f) Participation During Leave of Absence. Subject to the terms of
Section 2(f) herein, if a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw or suspend the balance in his account pursuant to Section 10 or (ii) to discontinue contributions to the Stock Purchase Plan but remain a Participant in the Stock Purchase Plan.

8.       GRANT OF OPTIONS

         (a) Number of Shares Subject to Option. On the Offer Date of each Purchase Period, a Participant shall be granted an Option to purchase on the Purchase Date of such Purchase Period, at the applicable Option Price, such number of shares of Common Stock as is determined by dividing the amount of the Participant's payroll deductions accumulated on the Purchase Date and retained in the Participant's account as of the Purchase Date by the applicable Option Price (as determined in accordance with Section 8(b) herein); provided, however, that no Participant may purchase, during a calendar year, shares of Common Stock in excess of the limitation set forth in Section 6(b)(ii) herein, and the number of shares subject to an Option shall be adjusted as necessary to conform to such limitation. Exercise of the Option shall occur as provided in Section 9 herein, unless the Participant has withdrawn or suspended contributions pursuant to
Section 10 herein or terminated employment pursuant to Section 11 herein.


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         (b) Option Price. The Option Price per share of Common Stock purchased with payroll deductions made during such a Purchase Period for a Participant shall be the lesser of:

             (i) 85% of the Fair Market Value per share of the Common Stock on the Offer Date for the Purchase Period; or

             (ii) 85% of the Fair Market Value per share of the Common Stock on the Purchase Date for the Purchase Period.

9.       EXERCISE OF OPTIONS

         (a) Automatic Exercise. Unless a Participant gives written notice to the Corporation of withdrawal or suspension as provided in Section 10 or terminates employment as provided in Section 11, his Option for the purchase of Common Stock shall be exercised automatically on the Purchase Date applicable to such Purchase Period, and the maximum number of whole shares of Common Stock subject to the Option shall be purchased for the Participant at the applicable Option Price with the accumulated payroll deductions in his account at that time (subject to the limitations set forth in Section 6(b) and Section 8(a) herein).

         (b) Termination of Option. An Option granted during any Purchase Period shall expire at the end of the last day of the Purchase Period, except as otherwise provided in Sections 10 and 11.

         (c) Fractional Shares. Fractional shares will not be issued under the Stock Purchase Plan. Any excess payroll deductions in a Participant's account which are not sufficient to purchase a whole share will automatically be re-invested in a subsequent Purchase Period unless the Participant withdraws or suspends his payroll deductions pursuant to Section 10 herein or terminates employment pursuant to Section 11 herein.

         (d) Delivery of Stock. The shares of Common Stock purchased by each Participant shall be credited to such Participant's account maintained by the Corporation, a stock brokerage or other financial services firm designated by the Corporation (the "Designated Broker") or other designee of the Corporation on, or as soon as practicable following, the Purchase Date for a Purchase Period. A Participant will be issued a certificate for his shares when his participation in the Stock Purchase Plan is terminated, the Stock Purchase Plan is terminated, or upon request. After the close of each Purchase Period, a report will be sent to each Participant stating the entries made to such Participant's account, the number of shares of Common Stock purchased and the applicable option price.

         (e) Rights as a Shareholder. No Participant or other person shall have any rights as a shareholder unless and until certificates for shares of Common Stock have been issued to him or credited to his account.

10.      SUSPENSION; WITHDRAWAL

         (a) Suspension. A Participant may elect to suspend his payroll contributions at any time during a Purchase Period by giving timely written notice to the Corporation or its designee. Unless the Committee determines otherwise, such notice of suspension must be given at least five business days before the Purchase Date for the Purchase Period. In the event of such suspension of contributions, any amounts held in the Participant's account on the applicable Purchase Date will be used to purchase shares of Common Stock in accordance with Section 9 herein (based on the contributions which have accumulated during such Purchase

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Period prior to the Participant's election to suspend contributions), unless the
Participant requests that such amounts be returned to him (without interest). A Participant's election to suspend contributions during any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Corporation. Notwithstanding the foregoing, however, if a Participant elects to suspend contributions during a Purchase Period, payroll deductions shall not resume at the beginning of a succeeding Purchase Period unless the Participant delivers to the Corporation a new subscription agreement and otherwise complies with the terms of the Stock Purchase Plan.

         (b) Withdrawal. A Participant may withdraw all but not less than all payroll deductions and shares credited to his account during a Purchase Period in accordance with such procedures as may be determined by the Committee. Unless the Committee determines otherwise, a withdrawal must be made at least five business days prior to the Purchase Date of such Purchase Period. In the event of such withdrawal, (i) all of the Participant's payroll deductions credited to his account will be paid to him promptly (without interest) after receipt of his notice of withdrawal, (ii) certificates for shares held in the Participant's account shall be distributed to him, (iii) such Participant's Option for the Purchase Period shall be automatically terminated, and (iv) no further payroll deductions will be made during such Purchase Period. The Corporation may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election to withdraw. A Participant's withdrawal from any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Corporation. Notwithstanding the foregoing, however, if a Participant withdraws during a Purchase Period, payroll deductions shall not resume at the beginning of a succeeding Purchase Period unless the Participant delivers to the Corporation a new subscription agreement and otherwise complies with the terms of the Stock Purchase Plan.

11.      TERMINATION OF EMPLOYMENT

         Upon termination of a Participant's employment for any reason (including death), or in the event that a Participant ceases to be an Eligible Employee, the Participant's participation in the Stock Purchase Plan shall terminate. In such event, all payroll deductions credited to his account during the Purchase Period (without interest) but not yet used to exercise an Option and a certificate(s) for shares (if shares are held in Participant's account rather than distributed) shall be delivered to him, or, in the case of his death, to such person or persons entitled to receive such benefits pursuant to
Section 17 herein. Any unexercised Options granted to a Participant during such Purchase Period shall be deemed to have expired on the date of the Participant's termination of employment (unless terminated earlier pursuant to Sections 9(b) or 10 herein), and no further payroll deductions will be made for the individual's account.

12.      TRANSFERABILITY

         No Option (or rights attendant to an Option) shall be transferable (including by assignment, pledge or hypothecation), except as provided by will or the applicable laws of descent and distribution. No Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect, except that the Corporation may treat such act as an election to withdraw funds during a Purchase Period in accordance with
Section 10 hereof. During a Participant's lifetime, his Option(s) may be exercised only by him.

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13.      DILUTION AND OTHER ADJUSTMENTS

         (a) General. If there is any change in the outstanding shares of Common Stock of the Corporation as a result of a merger, consolidation, reorganization, stock dividend, stock split distributable in shares, reverse stock split, or other similar change in the capital stock structure of the Corporation, then the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan shall be correspondingly adjusted, and the Committee shall make such adjustments to Options (including but not limited to the Option Price and the number of shares of Common Stock covered by each unexercised Option), and to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Options or as may be otherwise advisable.

         (b) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted (in either case under terms substantially similar to the terms of the Stock Purchase Plan) by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation fails to agree to assume or substitute the Option, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date") and the Purchase Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Corporation's proposed sale or merger. The Corporation shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant's Option has been changed to the New Purchase Date and that the Participant's Option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn or suspended contributions as provided in Section 10 or terminated employment as provided in Section 11.

14.      SHAREHOLDER APPROVAL OF ADOPTION OF PLAN

         The Stock Purchase Plan is subject to the approval of the Stock Purchase Plan by the shareholders of the Corporation within 12 months of the date of adoption of the Stock Purchase Plan by the Board. The Stock Purchase Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

15.      LIMITATIONS ON OPTIONS

         Notwithstanding any other provisions of the Stock Purchase Plan:

         (a) The Corporation intends that Options granted and Common Stock issued under the Stock Purchase Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of
Section 423 of the Code and regulations issued thereunder. Any provisions required to be included in the Stock Purchase Plan under Section 423 and regulations issued thereunder are hereby included as fully as though set forth in the Stock Purchase Plan.

         (b) All employees shall have the same rights and privileges under the Stock Purchase Plan, except that the amount of Common Stock which may be purchased by any employee pursuant to any Option granted under the Stock Purchase Plan shall bear a uniform relationship to the compensation of employees. All rules and determinations of the Committee in the administration of the Stock Purchase Plan shall be uniformly and consistently applied to all persons in similar circumstances.

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16.      AMENDMENT AND TERMINATION OF THE STOCK PURCHASE PLAN

         The Board may at any time and from time to time modify, amend, suspend or terminate the Stock Purchase Plan or any Option granted hereunder, provided that (i) shareholder approval shall be required of any amendment to the Stock Purchase Plan to the extent required under Section 423 of the Code or other applicable law, rule or regulation; and (ii) no amendment to an Option may materially adversely affect any Option outstanding at the time of the amendment without the consent of the holder thereof, except to the extent otherwise provided in the Stock Purchase Plan. Upon termination of the Stock Purchase Plan, certificate(s) for the full number of whole shares of Common Stock held for each Participant's benefit, the cash equivalent of any fractional shares held for each Participant and the cash, if any, credited to such Participant's account shall be distributed promptly to such Participant.

17.      BENEFICIARY DESIGNATION

         The Committee, in its sole discretion, may authorize a Participant to designate in writing a person or persons as such Participant's beneficiary, which beneficiary shall be entitled to the rights, if any, of the Participant in the event of the Participant's death to which the Participant would otherwise be entitled. The Committee shall have sole discretion to approve the form or forms of such beneficiary designations, to determine whether such beneficiary designations will be accepted, and to interpret such beneficiary designations. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

18.      OTHER RESTRICTIONS ON OPTIONS AND SHARES

         The Corporation may impose such restrictions on any Options and shares of Common Stock acquired upon exercise of Options as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Stock Purchase Plan or make any other distribution of benefits under the Stock Purchase Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

19.      UNFUNDED PLAN; OTHER COMPENSATION AND BENEFIT PLANS

         (a) Neither a Participant nor any other person shall, by reason of the Stock Purchase Plan, acquire any right in or title to any assets, funds or property of the Corporation or any Subsidiary, including, without limitation, any specific funds, assets or other property which the Corporation or any Subsidiary, in their discretion, may set aside in anticipation of a liability under the Stock Purchase Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Stock Purchase Plan, unsecured by any assets of the Corporation or any Subsidiary. Nothing contained in the Stock Purchase Plan shall constitute a guarantee that the assets of such corporations shall be sufficient to pay any benefits to any person.

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         (b) The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Committee.

         (c) The adoption of the Stock Purchase Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Subsidiary, nor shall the Stock Purchase Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any Subsidiary.

20.      NO OBLIGATION TO EXERCISE OPTIONS

         The granting of an Option shall impose no obligation upon a Participant to exercise such Option.

21.      USE OF FUNDS

         The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes, and the Corporation shall not be obligated to segregate such payroll deductions.

22.      WITHHOLDING TAXES

         Upon the exercise of any Option under the Stock Purchase Plan, in whole or in part, or at the time of disposition of some or all of the Common Stock acquired pursuant to exercise of an Option, a Participant must make adequate provision for the federal, state or other tax withholding obligations, if any, which arise from the exercise of the option or the disposition of the Common Stock. The Corporation shall have the right to require the Participant to remit to the Corporation, or to withhold from the Participant (or both) amounts sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares of Common Stock.

23.      NO RIGHT OF CONTINUED EMPLOYMENT

         Nothing in the Stock Purchase Plan or any Option shall confer upon an employee the right to continue in the employment of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate the Participant's employment at any time. Except as otherwise provided in the Stock Purchase Plan, all rights of a Participant with respect to Options granted hereunder shall terminate upon the termination of employment of the Participant.

24.      GENDER AND NUMBER

         Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

25.      SUCCESSORS AND ASSIGNS

         The Stock Purchase Plan shall be binding upon the Corporation, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

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26.      SEVERABILITY

         If any provision of the Stock Purchase Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Stock Purchase Plan, and the Stock Purchase Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27.      APPLICABLE LAW

         To the extent not inconsistent with Section 423 of the Code and regulations thereunder, the Stock Purchase Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.


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